Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL BUSINESS TRAVEL GROUP, INC.
(a Delaware corporation)

ARTICLE I.

Section 1.1.  The name of the corporation is Global Business Travel Group, Inc. (the “Corporation”).

ARTICLE II.

Section 2.1.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

Section 3.1.  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV.

Section 4.1.  The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, all of which shall be common stock, $0.001 par value per share.

ARTICLE V.

Section 5.1.  From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article V.

ARTICLE VI.

Section 6.1.  In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise.  The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VII.

Section 7.1.  Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII.

Section 8.1.  To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2.

(a)
To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (for purposes of this Section 8.2, a “Proceeding”) by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, against all liability and loss suffered and expense (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection with such Proceeding. Notwithstanding the foregoing provisions of this Section 8.2(a), except as provided in Section 8.2(c) with respect to Proceedings to enforce rights to indemnification and advancement of expenses or with respect to any compulsory counterclaim brought by such Indemnitee, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(b)
In addition to the right to indemnification conferred in Section 8.2(a), to the fullest extent permitted by applicable law, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred by such Indemnitee in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses (which shall be governed by Section 8.2(c)). Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it is ultimately determined after final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to indemnification under this Section 8.2 or otherwise.

(c)
Notwithstanding the failure of the Corporation to have made a determination that indemnification of the Indemnitee is proper in the circumstances, or an actual determination by the Corporation that the indemnification of the Indemnitee is not proper in the circumstances, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification or advancement of expenses to the extent otherwise permissible under this Article VIII. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses), it shall be a defense of the Corporation that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

(d)
The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation, insurance, an agreement, vote of stockholders or disinterested directors or otherwise.

(e)
The rights conferred upon Indemnitees by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(f)
Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(g)
The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, as the Board of Directors shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether or not the Corporation would have the power or obligation to indemnify such Person against such liability under the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation.

(h)
Notwithstanding that a director or officer of the Corporation (a “Covered Person”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance and indemnify the full amounts to which Covered Persons are entitled hereunder, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation.

(i)
This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees. The Corporation may, to the extent authorized from time to time by the Board of Directors, to the extent and in the manner authorized or permitted by law, grant rights to indemnification and to the advancement of expenses to Persons other than Indemnitees, including any employee or agent of the Corporation.

(j)	As used in this Article VIII, the term “Person” means any individual, corporation, partnership, unincorporated association or other entity.

ARTICLE IX.

Section 9.1.  This Amended and Restated Certificate of Incorporation shall become effective upon filing.